Exhibit 99.1

News Release

                ITA Holdings, Inc. (formerly Axeda Systems Inc.)
              Completes Sale of its DRM Assets to Axeda Corporation

Foxboro, MA - December 5, 2005 - ITA Holdings, Inc., formerly Axeda Systems Inc. (OTC: XEDA.PK), today announced that it has completed the previously announced sale of its device relationship management (DRM) business and related assets to privately held Axeda Corporation for $7 million plus the assumption of certain liabilities related to the DRM business.

The "Axeda" name was included in the assets sold in connection with the sale, and concurrently with the closing, Axeda Systems Inc. changed its name to ITA Holdings, Inc. and the buyer changed its name to "Axeda Corporation." The asset sale does not involve or affect ITA Holdings' industrial automation product line, which is marketed by its ITA Group (Information Technology for Automation) under the "Wizcon" or "Supervisor" names, and which will continue to operate through the Company's Wizcon Systems SAS subsidiary, formerly Axeda Systems SAS.

For information on Wizcon Systems, please visit www.wizcon.com. For more information on Axeda Corporation, please visit www.axeda.com.

About ITA Holdings, Inc.

ITA Holdings, Inc., together with its subsidiaries, provides industrial automation solutions that help manufacturing and service organizations increase revenue while lowering costs, by proactively monitoring and managing devices or processes at sites around the world. The flagship Wizcon Supervisor product suite (formerly Axeda Supervisor), and its SCADA/HMI component Wizcon for Windows & Internet, are a complete Internet-based solution for control and information used in markets such as Building Automation and Facility Management, Cooling & Refrigeration, Water & Waste, Large Infrastructure management,
Industrial Automation and machine builders. Wizcon Systems SAS (formerly Axeda Systems SAS ) has sold more than 45,000 licenses of Wizcon through sales and services offices in the US and Europe, and distribution partners worldwide. More information about Wizcon Systems software products is available at www.wizcon.com.

About Axeda Corporation

Axeda is the leading provider of device relationship management (DRM) software and services that help companies change the way service and support is delivered by connecting them directly to the products

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they sell.  Customers  benefit  from  increased  uptime  and a superior  product experience, while companies enjoy higher customer satisfaction ratings and increasing revenue with reduced cost of service delivery.

Axeda solutions include condition monitoring, remote repair, patch management, pay-per-use billing, preventative maintenance, performance optimization and more. These solutions enable field service organizations to become proactive, increasing equipment uptime and reducing emergency service calls. Customer support organizations can predict problems before they occur, reducing the number of calls and time to problem resolution. Leading companies such as Abbott Laboratories, Cardinal Health, EMC, Kodak Versamark, and Quantum are using Axeda solutions today. For more information about our products, services, and customers visit: www.axeda.com.

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